EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to Registration Statement (No. 333-130945) on Form S-11 of our report dated March 28, 2008, relating to the consolidated financial statements and financial statement schedules of Grubb & Ellis Apartment REIT, Inc. and subsidiaries as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the period from January 10, 2006 (Date of Inception) through December 31, 2006, appearing in the Annual Report on Form 10-K of Grubb & Ellis Apartment REIT, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California

October 9, 2008